Exhibit 99.1

BioPharmX Corporation Announces Pricing of Unit Offering

MENLO PARK, Calif., November 22, 2016 /PRNewswire/ — BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company developing products for the dermatology market, today announced the pricing of an underwritten public offering comprised of Class A Units and Class B Units.  The Class A Units, priced at a public offering price of $0.35 per unit, consist of one share of common stock and one seven-year warrant to purchase 0.75 of a share of common stock with an exercise price of $0.35 per share.  The Class B units consist of one share of Series A preferred stock, with a stated value of $1,000 convertible into shares of common stock at a ratio of $1000 divided by $0.35, and one seven-year warrant to purchase the same number of shares of common stock at an exercise price of $0.35 per share.  The conversion price of the preferred stock as well as the exercise price of the warrants are fixed price and do not contain any variable pricing features nor any price based anti-dilutive features.  The preferred stock and warrants include a beneficial ownership blocker but have no dividend rights (except to the extent dividends are also paid on common stock), liquidation preference or other preferences over common stock and the preferred stock is non-voting.  The Company will need to obtain stockholder approval of an amendment to its charter to increase the number of authorized shares of common stock before the warrants can become exercisable. The warrants will become exercisable upon the later of the one year anniversary from issuance and following such stockholder approval.  The securities comprising the units are immediately separable and will be issued separately.  All securities to be sold in the offering are being offered by BioPharmX. The offering is expected to close on or about November 28, 2016, subject to customary closing conditions.

A total of 31,489,429 shares of common stock, 1,515 shares of Series A preferred stock convertible into 4,328,571 shares of common stock, and warrants to purchase 26,863,501 shares of common stock will be issued in the offering.  The net proceeds to BioPharmX from this offering are expected to be approximately $11.7 million, after deducting discounts and commissions and before deducting other offering expenses payable by BioPharmX, and excluding any proceeds that may be received upon exercise of the warrants.  BioPharmX anticipates using the net proceeds from the offering to fund further clinical development of BPX01, as well as the ongoing expenses of its operations during such development and for working capital and general corporate purposes.

In addition, BioPharmX has granted the underwriters a 30-day option to purchase up to 4,723,414 additional shares of common stock and/or additional warrants to purchase up to 3,542,560 shares of common stock to cover over-allotments, if any, at the public offering price per share and warrants less the underwriting discounts and commissions.

Roth Capital Partners, LLC is acting as sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (SEC) on November 21, 2016.  The offering is being made only by means of a prospectus forming part of the effective registration statement.  Copies of the final prospectus related to the offering, when available, may be obtained for free by visiting the SEC’s website at http://www.sec.gov, or alternative from the offices of Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by telephone at (800) 678-9147.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About BioPharmX® Corporation

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company that seeks to provide products through proprietary platform technologies for prescription, over-the-counter and supplement applications in dermatology. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statements

Statements in this news release relating to future events, such as statements regarding the anticipated completion, timing and size of the public offering and the anticipated use of net proceeds therefrom, which are not historical facts, are “forward-looking statements.” These forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” or similar expressions that are intended to identify such forward-looking statements. All forward-looking statements are expressly qualified in their entirety by this cautionary statement and the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions relating to the offering, as well as risks and uncertainties detailed in the company’s filings with the SEC, including the registration statement on Form S-1 relating to this offering. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof and the company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

CONTACT: Nina Brauer, Sr. Manager Marketing and Communications, BioPharmX Corporation, P:  650-889-5030, nbrauer@biopharmx.com, or Investor Relations, investors@biopharmx.com.